Exhibit 23.3

Consent of Independent Auditors

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated November 11, 2020, with respect to the consolidated balance sheet of Certica Holdings, LLC and Subsidiaries as of June 30, 2020 and the related consolidated statements of operations, members’ equity and cash flows for the year then ended and the related notes to the financial statements, which is contained in the Prospectus of Instructure Holdings, Inc.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ CRR, LLP

Wakefield, Massachusetts

July 13, 2021